Exhibit 99.1

WORLDSPACE ASSET PURCHASE AGREEMENT TERMINATED

Silver Spring, Md., August 27, 2009 – WorldSpace, Inc. (“WorldSpace”) announced today that the asset purchase agreement providing for the sale of substantially all of its assets to Yenura Pte. Ltd. (“Yenura”) had been terminated by WorldSpace’s debtor in possession lenders (“DIP Lenders”). The DIP Lenders exercised their right to terminate the Yenura purchase agreement after Yenura had defaulted in the payment of certain amounts payable thereunder and had failed to remedy such defaults within applicable cure periods. WorldSpace is in discussions with its creditor constituents regarding, and is reviewing, its strategic alternatives in light of the notification of the Yenura purchase agreement termination.

About 1worldspace™

Based in the Washington, DC metropolitan area, 1worldspace™ satellites cover two-thirds of the earth and enable the Company to offer a wide range of innovative services for consumers, enterprises and governments, including distance learning, alert delivery, data delivery, and disaster readiness and response systems. 1worldspace™ is a pioneer of satellite-based digital radio services. For more information, visit www.1worldspace.com

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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